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                                            For More Information:
                                            James N. Borum
                                            Jeffrey P. Cornwell
                                            Thomas C. Deas, Jr.
                                            (610) 687-5253

Airgas Board Authorizes Additional Repurchase of Airgas Shares

RADNOR, Pennsylvania, April 21, 1997 -Airgas, Inc.(NYSE-ARG) today announced that its Board of Directors authorized the repurchase of up to one million shares of Airgas common stock, in open market transactions from time to time, depending upon prevailing market conditions. Airgas' treasury shares will be used to fund acquisitions and employee benefit programs. The Company has completed the 1.6 million share repurchase authorized in December 1996. As of March 31, 1997, there were 67.9 million shares outstanding.

Airgas is the largest distributor of industrial, medical and specialty gases and related equipment in North America with annual sales in excess of $1.2 billion. Its distributor network includes over 600 locations in 41 states, Canada and Mexico. Airgas can be visited via the Internet at http://www.airgas.com.



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